Herc Holdings Reports 2019 Fourth Quarter and Full Year 2019 Results
and Announces Full Year Guidance for 2020

–	Equipment rental revenue increased 2.1% to $457.0 million in the fourth quarter, and rose 2.6% to $1,701.8 million for the full year

–	Total revenues were $540.1 million in the fourth quarter, and $1,999.0 million for the full year

–	Pricing improved by 3.3% in the fourth quarter and 4.0% for the full year

–	Net income increased to $35.1 million, or $1.20 per diluted share, in the fourth quarter and $47.5 million, or $1.63 per diluted share, for the full year

–	Adjusted EBITDA increased 8.1% to $214.4 million in the fourth quarter, and 8.2% to $741.0 million for the full year

–	Net cash provided by operating activities increased 13.7% to $635.6 million in 2019

–	Free cash flow improved nearly $180 million to $172.0 million in 2019

–	Initiated 2020 adjusted EBITDA guidance range of $760 million to $790 million

Bonita Springs, Fla., February 27, 2020 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended December 31, 2019. Equipment rental revenue was $457.0 million and total revenues were $540.1 million in the fourth quarter of 2019, compared to $447.7 million and $543.7 million, respectively, for the same period last year. The Company reported net income of $35.1 million, or $1.20 per diluted share, in the fourth quarter of 2019, compared to $33.3 million, or $1.16 per diluted share, in the same 2018 period. Fourth quarter 2019 adjusted net income was $38.9 million, or $1.33 per diluted share, compared to $33.4 million, or $1.16 per diluted share, in 2018. See page A-5 for a description of the items excluded in calculating adjusted net income and adjusted earnings per share.

"We generated $172.0 million in free cash flow in 2019, a positive swing of nearly $180 million from last year," said Larry Silber, president and chief executive officer. "Our strategic initiatives continue to deliver strong year-over-year pricing and we achieved major improvements in operating efficiency and dollar utilization in the fourth quarter and full year. We focused on quality of earnings throughout the year, and fourth quarter adjusted EBITDA margin rose 320 basis points to 39.7%, the highest fourth quarter margin we have achieved since the spin-off in 2016. "
"Our disciplined capital management initiatives reduced our net leverage ratio significantly in three-and-half years, to just 2.8x as of December 31, 2019. Targeted branch openings, controlled fleet additions, and self-help initiatives are expected to drive future profitability. Leading economic indicators continue to suggest positive momentum in our end markets and support our favorable outlook."
Equipment rental revenue increased 2.1%, average fleet at original equipment cost (OEC) was up 0.7% and overall pricing improved 3.3% in the fourth quarter of 2019, over the prior-year period. Adjusted EBITDA increased 8.1% to $214.4 million in the fourth quarter compared to $198.4 million in the comparable 2018 period. See page A-4 for a description of the items excluded in calculating adjusted EBITDA.

Net cash provided by operating activities increased 13.7% to $635.6 million in 2019 compared to $559.1 million in the prior year. Free cash flow rose to $172 million in 2019 compared to negative cash flow of $7.9 million in 2018. See page A-6 for a reconciliation from net cash provided by operating activities and free cash flow.

Fourth Quarter Highlights

•
Equipment rental revenue in the fourth quarter of 2019 increased 2.1% to $457.0 million compared to $447.7 million in the prior-year quarter. Strong year-over-year improvements in pricing was partially offset by lower volume.

•
Total revenues decreased 0.7% to $540.1 million in the fourth quarter compared to $543.7 million in 2018. The $3.6 million decline was related to a planned reduction of $9.6 million in sales of rental equipment, and $3.0 million reduction in sales of new equipment, parts and supplies compared to the prior year. Those reductions were partially offset by an increase in equipment rental revenue of $9.3 million.

•	Pricing increased 3.3% in the fourth quarter of 2019 compared to the same period in 2018, the 15th consecutive quarter of year-over-year improvement.

•	Dollar utilization increased 80 basis points to 40.5% in the fourth quarter of 2019 compared to the prior-year period, reflecting improved pricing and customer and fleet mix diversification.

•
Direct operating expenses (DOE) decreased 2.2% to $195.8 million in the fourth quarter of 2019 compared to $200.3 million in the prior-year period. The $4.5 million decrease was primarily related to lower transportation, insurance and personnel-related expenses, offset by an increase in facilities and maintenance costs.

•
Selling, general and administrative expenses (SG&A) decreased 10.1% to $73.6 million in the fourth quarter of 2019 compared to $81.9 million in the prior-year period. The $8.3 million decline was primarily attributed to the reduction in spin-off costs, bad debt, and professional fees, partially offsetting an increase in personnel and personnel-related expenses.

•
Interest expense in the fourth quarter of 2019 decreased to $27.1 million compared to $34.0 million in the prior-year period. The decrease was primarily related to lower interest expense related to the refinancing of the Company's Notes and ABL Credit Facility during the third quarter of 2019.

•
The provision for income taxes in the fourth quarter was $18.1 million compared to $5.0 million in the previous year, which included a $6.0 million tax benefit related to the enactment of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act").

•
Net income increased 5.4% to $35.1 million in the fourth quarter of 2019 compared to $33.3 million in the prior-year period. Adjusted net income was $38.9 million compared to $33.4 million in the prior-year quarter.

•
Adjusted EBITDA in the fourth quarter of 2019 increased 8.1% to $214.4 million compared to $198.4 million in the prior-year period. The increase was primarily due to strong equipment rental revenue pricing and lower DOE and SG&A, partially offset by losses on the sale of rental equipment. Adjusted EBITDA margin increased to 39.7% in the fourth quarter of 2019, compared with 36.5% in the prior-year quarter.

Full Year 2019 Highlights

•
Equipment rental revenue in the year increased 2.6% to $1,701.8 million compared to $1,658.3 million in 2018. The $43.5 million increase was primarily related to improvement in pricing and increases in transportation revenue, partially offset by strategic reductions in re-rent revenue and lower volume.

•
Total revenues increased 1.1% to $1,999.0 million in 2019 compared to $1,976.7 million in 2018. The $22.3 million year-over-year increase was related to the increase in equipment rental revenue, partially offset by lower planned sales of rental equipment of $13.4 million, and lower sales of new equipment, parts and supplies, and service and other revenue.

•	Pricing increased 4.0% in the year compared to the same period last year.

•
Direct operating expenses decreased $14.1 million to $771.1 million compared to $785.2 million in the prior-year period. The 1.8% decline was primarily due to initiatives to reduce expenses, particularly in re-rent, maintenance, and transportation. The savings were partially offset by increases in new facilities costs, personnel and personnel-related expenses.

•
SG&A decreased $16.5 million to $294.8 million in the year compared to $311.3 million in the prior-year period. The 5.3% year-over-year decline resulted primarily from the reduction in spin-off related expenses and lower professional fees, partially offset by higher personnel-related expenses.

•	2019 results included restructuring expense of $7.7 million associated with the closures of underperforming branches.

•
Interest expense increased to $173.5 million in the year compared to the prior year's $137.0 million, primarily due to $53.6 million of debt extinguishment costs related to the refinancing of the Notes and ABL Credit Facility in 2019. Last year's results also included a $5.4 million expense related to the partial redemption of the Company's Notes. The increase was partially offset by a decrease in interest expense due to lower interest rates related to the Notes and ABL Credit Facility.

•
The provision for income taxes increased to $16.1 million for the year, compared with the previous year's $0.3 million tax benefit, which included a $20.8 million tax benefit related to the 2017 Tax Act.

•
Net income was $47.5 million in the year ended December 31, 2019, compared to $69.1 million in the comparable prior-year period. Adjusted net income for the year was $91.6 million in 2019, compared to $67.8 million in 2018.

•
Adjusted EBITDA in the year increased 8.2% to $741.0 million compared to $684.8 million in the prior year. The increase was primarily due to strong equipment rental revenue pricing and lower SG&A and DOE. Adjusted EBITDA margin increased to 37.1% compared with 34.6% in 2018.

Capital Expenditures - Fleet

•
The Company reported net fleet capital expenditures of $414.2 million in the year of 2019. Gross fleet capital expenditures were $638.4 million, and proceeds from disposals were $224.2 million. See page A-5 for the calculation of net fleet capital expenditures.

•	As of December 31, 2019, the Company's total fleet was approximately $3.82 billion at OEC.

•	Average fleet at OEC increased 0.7% in the fourth quarter of 2019 and 0.4% in the year compared to the prior-year periods.

•	Average fleet age improved to approximately 45 months as of December 31, 2019, compared to approximately 46 months as of December 31, 2018.

Improved Free Cash Flow and Net Leverage

•	The Company generated $172.0 million in free cash flow for the full year 2019, compared with negative free cash flow of $7.9 million in 2018.

•	Net leverage was reduced to 2.8x in 2019 - a decline from the 3.1x at the end of 2018.

2020 Guidance

"We expect adjusted EBITDA in 2020 to grow between approximately 3% to 7% over 2019, " said Mr. Silber. "We plan a moderate increase in net fleet capital expenditures in 2020 over last year to improve our mix with modest fleet growth. We also expect to continue to generate substantial positive free cash flow this year, which will be primarily used to reduce net leverage," he added.

2020 Adjusted EBITDA                   $760 million to $790 million
2020 Net fleet capital expenditures             $410 million to $450 million

The Company does not provide forward-looking guidance for certain financial measures on a GAAP basis because certain items contained in the GAAP measures, which may be significant, cannot be reasonably estimated, such as restructuring and restructuring related charges, and gains and losses from asset sales.

Earnings Call and Webcast Information

Herc Holdings' fourth quarter 2019 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-309-1256 and international participants should call 1-786-789-4796, using the access code: 606318. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-888-203-1112 and international participants 1-719-457-0820 and enter the conference ID number: 3326878.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 275 locations in North America. With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsR, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 5,100 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2019 total revenues were approximately $2.0 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:

•	Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•
OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy; projected profitability, performance or cash flows, future capital expenditures; anticipated financing needs, business trends and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

A-4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues:
Equipment rental	$457.0	$447.7	$1,701.8	$1,658.3
Sales of rental equipment	71.0	80.6	242.8	256.2
Sales of new equipment, parts and supplies	9.9	12.9	44.0	49.3
Service and other revenue	2.2	2.5	10.4	12.9
Total revenues	540.1	543.7	1,999.0	1,976.7
Expenses:
Direct operating	195.8	200.3	771.1	785.2
Depreciation of rental equipment	105.5	98.9	409.1	387.5
Cost of sales of rental equipment	73.0	75.4	243.2	244.3
Cost of sales of new equipment, parts and supplies	7.5	10.0	33.3	37.7
Selling, general and administrative	73.6	81.9	294.8	311.3
Restructuring	(0.1)	4.2	7.7	5.0
Impairment	4.4	—	5.1	0.1
Interest expense, net	27.1	34.0	173.5	137.0
Other income, net	0.1	0.7	(2.4)	(0.2)
Total expenses	486.9	505.4	1,935.4	1,907.9
Income before income taxes	53.2	38.3	63.6	68.8
Income tax (provision) benefit	(18.1)	(5.0)	(16.1)	0.3
Net income	$35.1	$33.3	$47.5	$69.1
Weighted average shares outstanding:
Basic	28.8	28.5	28.7	28.4
Diluted	29.3	28.8	29.1	28.9
Earnings per share:
Basic	$1.22	$1.17	$1.66	$2.43
Diluted	$1.20	$1.16	$1.63	$2.39

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$33.0	$27.8
Receivables, net of allowance	306.7	332.4
Other current assets	60.0	40.2
Total current assets	399.7	400.4
Rental equipment, net	2,490.0	2,504.7
Property and equipment, net	311.8	282.5
Right-of-use lease assets	207.3	—
Goodwill and intangible assets, net	385.1	384.5
Other long-term assets	23.1	38.1
Total assets	$3,817.0	$3,610.2

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$30.4	$29.9
Current maturities of operating lease liabilities	30.5	—
Accounts payable	126.5	147.0
Accrued liabilities	135.7	122.3
Total current liabilities	323.1	299.2
Long-term debt, net	2,051.5	2,129.9
Financing obligations, net	117.6	116.3
Operating lease liabilities	182.2	—
Deferred tax liabilities	459.3	448.3
Other long-term liabilities	39.0	43.8
Total liabilities	3,172.7	3,037.5
Total equity	644.3	572.7
Total liabilities and equity	$3,817.0	$3,610.2

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$47.5	$69.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	409.1	387.5
Depreciation of property and equipment	54.0	51.9
Amortization of intangible assets	7.0	5.4
Amortization of deferred debt and financing obligations costs	5.2	6.3
Loss on extinguishment of debt	53.6	5.4
Stock-based compensation charges	19.5	13.4
Restructuring	5.5	—
Impairment	5.1	0.1
Provision for receivables allowance	48.2	57.8
Deferred taxes	10.7	(10.5)
Loss (gain) on sale of rental equipment	0.4	(11.9)
Income from joint ventures	(0.3)	(1.6)
Other	(1.5)	2.1
Changes in assets and liabilities:
Receivables	(38.3)	(29.9)
Other assets	4.1	1.8
Accounts payable	(12.9)	(1.7)
Accrued liabilities and other long-term liabilities	18.7	13.9
Net cash provided by operating activities	635.6	559.1
Cash flows from investing activities:
Rental equipment expenditures	(638.4)	(771.4)
Proceeds from disposal of rental equipment	224.2	272.3
Non-rental capital expenditures	(56.9)	(77.6)
Proceeds from disposal of property and equipment	7.7	9.7
Other	(0.2)	—
Net cash used in investing activities	(463.6)	(567.0)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,200.0	—
Repayments of long-term debt	(864.5)	(123.5)
Proceeds from revolving lines of credit and securitization	1,230.0	737.5
Repayments on revolving lines of credit and securitization	(1,664.8)	(604.0)
Proceeds from financing obligations	4.7	6.4
Principal payments under capital lease and financing obligations	(17.2)	(17.0)
Debt redemption premium payment	(41.5)	(3.7)
Other financing activities, net	(13.8)	0.1
Net cash used in financing activities	(167.1)	(4.2)
Effect of foreign exchange rate changes on cash and cash equivalents	0.3	(1.6)
Net increase (decrease) in cash and cash equivalents during the period	5.2	(13.7)
Cash and cash equivalents cash at beginning of period	27.8	41.5
Cash and cash equivalents at end of period	$33.0	$27.8

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income	$35.1	$33.3	$47.5	$69.1
Income tax provision (benefit)	18.1	5.0	16.1	(0.3)
Interest expense, net	27.1	34.0	173.5	137.0
Depreciation of rental equipment	105.5	98.9	409.1	387.5
Non-rental depreciation and amortization	16.5	15.5	61.0	57.3
EBITDA	202.3	186.7	707.2	650.6
Restructuring	(0.1)	4.3	7.7	5.0
Restructuring related charges	—	—	—	0.3
Spin-Off costs	(0.2)	3.9	0.5	14.4
Non-cash stock-based compensation charges	7.0	3.5	19.5	13.4
Impairment	4.4	—	5.1	—
Other(1)	1.0	—	1.0	1.1
Adjusted EBITDA	$214.4	$198.4	$741.0	$684.8

Total revenues	$540.1	$543.7	$1,999.0	$1,976.7
Adjusted EBITDA	214.4	198.4	741.0	684.8
Adjusted EBITDA margin	39.7%	36.5%	37.1%	34.6%
(1) Comprised primarily of a cash separation benefit paid to our former Chief Financial Officer as part of a retirement and separation agreement for the year ended December 31, 2018 and a cash separation benefit paid to our former Chief Operating Officer as part of a separation agreement for the year ended December 31, 2019.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income	$35.1	$33.3	$47.5	$69.1
Loss on extinguishment of debt	—	—	53.6	5.4
Restructuring	(0.1)	4.3	7.7	5.0
Restructuring related charges	—	—	—	0.3
Spin-Off costs	(0.2)	3.9	0.5	14.4
Impairment	4.4	—	5.1	—
Other(1)	1.0	—	1.0	1.1
Tax impact of adjustments(2)	(1.3)	(8.1)	(23.8)	(27.5)
Adjusted net income	$38.9	$33.4	$91.6	$67.8

Diluted shares outstanding	29.2	28.8	29.1	28.9

Adjusted earnings per diluted share	$1.33	$1.16	$3.15	$2.35
(1) Comprised primarily of a cash separation benefit paid to our former Chief Financial Officer as part of a retirement and separation agreement for the year ended December 31, 2018 and a cash separation benefit paid to our former Chief Operating Officer as part of a separation agreement for the three months and year ended December 31, 2019.
(2)The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities. Additionally, the tax benefit of $6.3 million recognized during the year ended December 31, 2019 related to the debt transactions and the tax benefit of $6.0 million and $20.8 million recognized in the three months and year ended December 31, 2018, respectively, related to the Tax Cuts and Jobs Act of 2017, were also adjusted.

NET RENTAL EQUIPMENT EXPENDITURES
(In millions)

	Years Ended December 31,
	2019	2018
Rental equipment expenditures	$638.4	$771.4
Proceeds from disposal of rental equipment	(224.2)	(272.3)
Net rental equipment expenditures	$414.2	$499.1

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Years Ended December 31,
	2019	2018
Net cash provided by operating activities	$635.6	$559.1

Rental equipment expenditures	(638.4)	(771.4)
Proceeds from disposal of rental equipment	224.2	272.3
Net rental equipment expenditures	(414.2)	(499.1)

Non-rental capital expenditures	(56.9)	(77.6)
Proceeds from disposal of property and equipment	7.7	9.7
Other investing activities	(0.2)	—
Free cash flow	$172.0	$(7.9)